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                                                                   Exhibit 99(a)

FRIDAY JANUARY 4, 8:30 AM EASTERN TIME

PRESS RELEASE

SOURCE: Neoprobe Corporation

NEOPROBE CLOSES BIOSONIX ACQUISITION AND APPOINTS BOARD MEMBERS

DUBLIN, Ohio--(BW HealthWire)--Jan. 4, 2002--Neoprobe Corporation (OTCBB:NEOP -
NEWS) today announced the closing, effective December 31, 2001, of its acquisition of Biosonix Ltd. of Hod Hasharon, Israel.

At the closing, Neoprobe issued 9,714,737 shares of Neoprobe common stock in exchange for all of the outstanding shares of Biosonix. An additional 2,085,826 shares of Neoprobe common stock will be issued to the Biosonix shareholders on the satisfaction of a milestone event involving Biosonix product development activity. At the closing, Neoprobe also appointed Dan Manor and Reuven Avital, representatives of the former Biosonix shareholders, to its Board of Directors. Mr. Manor is a founder of Biosonix and will remain its President. Mr. Avital is the General Manager of Ma'Aragim Enterprises Ltd., an investment fund and significant post-acquisition shareholder in Neoprobe.

Biosonix is a leader in the area of blood flow measurement technology. The Biosonix products employ unique angle-independent doppler blood flow technology (ADBF(TM)) which allows for angle-independent blood flow volume and velocity readings. ADBF eliminates calculation estimation and permits real-time measurement of volume blood flow. Biosonix currently has three products in the late stages of development. The first product, the FlowGuard(TM), has received initial CE mark clearance for marketing in Europe; however, none of the Biosonix products have received marketing clearance in the United States from the FDA.

David Bupp, Neoprobe's president and CEO, said, "We are very pleased to have closed the acquisition consistent with our original timeline so that we can move forward with activities critical to the commercial launch of the Biosonix products. Our first priority is to initiate clinical evaluation of the Biosonix products by thought leaders in the cardiac care and neurosurgery arenas. Critical evaluation by such thought leaders will contribute greatly to the long-term success of this product line."

ABOUT NEOPROBE

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe's current line of gamma detection systems is widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by

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maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. Neoprobe was formed in 1983. Revenues for the 12 months ended September 30, 2001 were approximately $8 million.

Contact:

     Neoprobe Corporation
     Brent L. Larson, 614/793-7500
     Bill Roberts & Wayne Buckhout, 937/434-2700 http://www.neoprobe.com